Exhibit 4.4

[FORM OF FACE OF GLOBAL NOTE] [FORM OF FACE OF DEFINITIVE NOTE]

[Private Placement Legend](1)

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OTHER THAN PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION SPECIFIED IN AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO CENTRAL EUROPEAN MEDIA ENTERPRISES LTD. (THE “COMPANY”) OR OTHERWISE AS PERMITTED BY LAW.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS CONTAINED IN AN INDENTURE, DATED AS OF [    ], 2014, BY AND AMONG THE ISSUER, AS ISSUER, CENTRAL EUROPEAN MEDIA ENTERPRISES N.V. AND CME MEDIA ENTERPRISES B.V., AS GUARANTORS, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS TRUSTEE, DEUTSCHE BANK TRUST COMPANY AMERICAS, AS PAYING AGENT AND TRANSFER AGENT, AND DEUTSCHE BANK TRUST COMPANY AMERICAS, AS REGISTRAR, AS MODIFIED OR SUPPLEMENTED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE ISSUER). ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE THAT CONTRAVENE SUCH RESTRICTIONS SHALL BE NULL AND VOID.

FOR UNITED STATES FEDERAL INCOME TAX PURPOSES, THIS DEBT INSTRUMENT BEARS ORIGINAL ISSUE DISCOUNT.  INFORMATION INCLUDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND THE YIELD TO MATURITY WILL BE MADE AVAILABLE TO THE HOLDER UPON REQUEST TO THE CHIEF FINANCIAL OFFICER OF THE ISSUER AT CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., C/O CME MEDIA SERVICES LTD., KŘÍŽENECKÉHO NÁMĚSTÍ 1078/5, 152 00  PRAGUE 5 — BARRANDOV, CZECH REPUBLIC.(2)

(1)  Private Placement Legend applied to Note in accordance with Section 2.7(c) of the Indenture.

(2)  Add this paragraph if Note is issued with any OID.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

15.0% Senior Secured Note due 2017

ISIN:
CUSIP:

No.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD., a company organized under the laws of Bermuda (the “Issuer,” which term includes any successor corporation), for value received promises to pay [Cede & Co.] (3) [      ] (4) or registered assigns upon surrender hereof the principal sum indicated on Schedule A hereof, on the Maturity Date.

Interest Payment Dates: June 1 and December 1, commencing [    ], 2014.

Record Dates: May 15 and November 15 immediately preceding each interest payment date.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

“Maturity Date” means the earlier of (a) the Termination Date and (b) December 1, 2017.

“Termination Date” means the date of the occurrence of any one or all of the following: (a) an acceleration of the Time Warner Term Loan Credit Facility (as defined in the Indenture), (b) any voluntary or involuntary repayment or prepayment (including through a purchase of term loans) in full of the principal amount of the obligations outstanding under the Time Warner Term Loan Credit Facility, whether or not such repayment or prepayment is permitted under the terms thereof or under the Indenture or (c) any other date on which the Time Warner Term Loan Credit Facility has been terminated and is no longer outstanding.

(3) For Global Note.

(4) For Definitive Notes.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
as Issuer

By:
Name:
Title:

This is one of the Notes referred to in the above -mentioned Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By: Deutsche Bank National Trust Company

By:

Authorized Signatory

By:

Authorized Signatory

Dated: [ ], 2014

[FORM OF REVERSE]

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

15.0% Senior Secured Note due 2017

(1)           Interest.  Central European Media Enterprises Ltd., a company organized under the laws of Bermuda (the “Issuer”), promises to pay interest on the principal amount of this Note (as defined herein) at the rate of 15.0% per annum.  Interest on this Note will be payable semi-annually in arrears on June 1 and December 1, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “interest payment date”).  Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date.

The Issuer promises to pay such interest on the Notes on any interest payment date entirely by (i) paying cash (“Cash Interest”) on such interest payment date or (ii) increasing the principal amount of the outstanding Notes (“PIK Interest”) on such interest payment date.  With respect to interest on the Notes for a semi-annual period due on an interest payment date, the Issuer may elect, at its option, to pay interest due on the Notes on such interest payment date (i) entirely in Cash Interest at the rate of 15.0% per annum (“Cash Interest Payment”) or (ii) entirely in PIK Interest at the rate of 15.0% per annum (“PIK Interest Payment”).  In order to elect to pay Cash Interest on any interest payment date, the Issuer must deliver a written notice of its election to the Trustee no later than 10 days prior to such interest payment date (the “Cash Election Deadline”) specifying that it is electing a Cash Interest Payment (and if the Issuer does not deliver such notice on or prior to the Cash Election Deadline, then a PIK Interest Payment shall be made on such interest payment date).  Notwithstanding the foregoing, the Issuer shall be deemed to have elected to make a PIK Interest Payment with respect to the entire principal amount of the Notes for all interest payment dates occurring prior to November 15, 2015.

PIK Interest on the Notes will be payable in the manner set forth in Section 2.17 of the Indenture.  Following an increase in the principal amount of the outstanding Notes as a result of the payment of PIK Interest, the Notes will bear interest on such increased principal amount from and after the date of such payment.

The Issuer shall pay interest on overdue principal and on overdue installments of interest and on any Additional Amounts as specified in the Indenture.  Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth herein.

(2)           Additional Amounts.   All payments under or with respect to the Notes or a Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of the government of the countries in which each of the Issuer, the relevant Guarantor and, in each case, any successor thereof (each, a “Payor”) is organized, or any other jurisdiction in which the relevant Payor is organized or is otherwise resident for tax purposes, or any jurisdiction from or through which payment is made, in each case, including any political subdivision or any authority or agency therein or thereof having power to tax (each a “Relevant Taxing Jurisdiction”), unless the relevant Payor is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If a Payor is so required to withhold or deduct any amount for or on account of Taxes imposed by a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes or a Guarantee, as applicable, such Payor will be required to pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by any holder after such withholding or deduction (including any such withholding or deduction in respect of such Additional Amounts) will be equal to the amount the holder would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)                                 any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder or beneficial owner of a Note (or between a fiduciary, settlor, member, partner or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust, partnership or corporation) and the Relevant Taxing Jurisdiction including, without limitation, such holder or beneficial owner being or having been a domiciliary, national or resident thereof, or being or having been present or engaged in a trade or business therein or having had a permanent establishment or fixed based therein (other than a connection resulting from the mere receipt of such payment, the ownership or holding of such Note or enforcement of rights thereunder or under the Guarantee);

(2)                                 any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or other governmental charge;

(3)                                 any Taxes which are payable otherwise than by withholding from payments of (or in respect of) principal of (or premium, if any, on), or any interest on, the Notes;

(4)                                 any Taxes that are imposed, deducted or withheld by reason of the failure to comply by the holder or the beneficial owner of a Note with a written request from the Issuer, after reasonable notice (provided that such notice must be given at least 30 days prior to the first payment date with respect to which this item applies), (A) to provide information concerning the nationality, residence, identity or connection to the Relevant Taxing Jurisdiction of the holder or such beneficial owner or (B) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (A) or (B), is required or imposed by a statute, treaty, regulation or administrative practice of the Relevant Taxing Jurisdiction as a precondition to exemption from or refund of all or part of such Tax;

(5)                                 any Taxes that are required to be withheld or deducted on a payment to an individual pursuant to any European Union Council Directive regarding the taxation of savings income (including European Council Directive 2003/48/EC)

or pursuant to any law implementing, or introduced in order to conform to, any such Directive;

(6)                                 if the payment could have been made without deduction or withholding if the beneficiary of the payment had presented (where presentation is required) the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of the 30-day period);

(7)                                 any payment of principal of (or premium, if any, on) or interest on such Note to any holder who is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of such Note;

(8)                                 a Note presented for payment (where presentation is required) by or on behalf of a holder or beneficial owner who would have reasonably been able to avoid a withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union; or

(9)                                 any combination of items (1) through (8) above.

Upon request, the Issuer will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts.  Copies of such documentation will be made available to the holders of the Notes upon request.

(3)           Method of Payment.  The Issuer shall pay interest on this Note (except defaulted interest) to the Person in whose name this Note is registered at the close of business on the Record Date for such interest.  Holders of Notes must surrender Notes to a Paying Agent to collect principal payments.  The Issuer shall pay principal and interest in U.S. dollars.  Immediately available funds for the payment of the principal of, premium, if any, interest and Additional Amounts, if any, on this Note due on any interest payment date, Maturity Date, Redemption Date or other repurchase date will be made available to the Paying Agent prior to 12.00 p.m. New York City time on the Business Day immediately preceding each interest payment date and the Maturity Date to permit the Paying Agent to pay such funds to the holders on such respective dates.

(4)           Paying Agent.  Initially, Deutsche Bank Trust Company Americas will act as Paying Agent.  The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar for this Note.  In the event that a Paying Agent or Transfer Agent is replaced, the Issuer will publish such notice thereof if and so long as the Notes are Global Notes and are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, in a newspaper having a general circulation in The Grand Duchy of Luxembourg (which is expected to be the

Luxembourg Wort) or on the website of the Luxembourg Stock Exchange at www.bourse.lu, and (in the case of Definitive Notes), in addition to such publication, mail such notice by first-class mail to each holder’s registered address.  The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar for this Note.

(5)           Indenture.  The Issuer issued the Notes under an Indenture, dated as of [              ] (the “Indenture”), among the Issuer, the Guarantors, Deutsche Bank Trust Company Americas, as Trustee, Deutsche Bank Trust Company Americas, as Paying Agent and Transfer Agent, and Deutsche Bank Trust Company Americas, as Registrar.  This Note is one of a duly authorized issue of Notes of the Issuer designated as its Senior Secured Notes due 2017 (the “Notes”).  The terms of the Notes include those stated in the Indenture.  Notwithstanding anything to the contrary herein, the Notes are subject to all such terms, and holders of the Notes are referred to the Indenture for a statement of them.  The Notes are general obligations of the Issuer.  The Notes are not limited in aggregate principal amount and Additional Notes may be issued from time to time under the Indenture, in each case subject to the terms of the Indenture.  Each holder of the Notes, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as the same may be amended from time to time.

(6)           Ranking.  The Notes will be general, senior secured obligations of the Issuer.  In addition, the Notes have the benefit of the senior Guarantees of certain Subsidiaries of the Issuer.

(7)           Optional Redemption.

The Issuer may redeem all or, from time to time, a part of the Notes upon not less than 30 nor more than 60 days’ notice at a redemption price equal to 100% of the principal amount thereof plus the accrued and unpaid interest to, but not including, the applicable redemption date.  Any such redemption and notice may, at the discretion of the Issuer, be subject to the satisfaction of one or more conditions precedent.

(8)           Notice of Redemption.  Notice of redemption will be given at least 30 days but not more than 60 days before the Redemption Date in accordance with Section 12.1 of the Indenture and, in the event the Notes are in the form of Definitive Notes, by mailing first-class mail, with a copy to the Trustee, postage prepaid, to each holder’s respective address as it appears on the registration books of the Registrar.

Notes in denominations of $100 may be redeemed only in whole.  The Trustee may select for redemption portions (equal to $100 and any integral multiple of $1 in excess thereof) of the principal of Notes that have denominations larger than $100.

Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Notes called for redemption shall have been deposited with the Paying Agent for redemption on such Redemption Date, then, unless the Issuer defaults in the payment of such Redemption Price, the Notes called for redemption will cease to bear interest and Additional Amounts, if any, and the only right of the holders of such Notes will be to receive payment of the Redemption Price.

(9)           Change of Control Offer.  Upon the occurrence of a Change of Control Triggering Event, each holder of Notes will have the right to require the Issuer to repurchase all or any part

(equal to $100, and any integral multiple of $1 in excess thereof) of such holder’s Notes at a purchase price per Note in cash equal to 101% of the principal amount of such Note plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant Record Date to receive interest due on the relevant interest payment date), although no Note of $100 in original principal amount or less will be redeemed in part.  Holders of Notes that are subject to an offer to purchase will receive a Change of Control Offer from the Issuer prior to any related Change of Control Payment Date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below.

(10)         Limitation on Disposition of Assets.

In certain circumstances specified in the Indenture, the Issuer will be required to make an offer (an “Asset Disposition Offer”) to holders of Notes to purchase a specified amount of such Notes at an offer price in cash in an amount equal to 100% of the principal amount of such Notes plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture.  Holders of Notes that are the subject of an offer to purchase will receive an Asset Disposition Offer from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” appearing below.

(11)         Guarantee.  This Note is guaranteed by Central European Media Enterprises N.V. and CME Media Enterprises B.V. pursuant to the Indenture, including additional Restricted Subsidiaries that guarantee Indebtedness under the 2011 Convertible Notes.

(12)         Denominations; Form.  The Notes are in registered form, without coupons, in minimum denominations of $100 and any integral multiples of $1 in excess thereof.

(13)         Persons Deemed Owners.  The registered holder of this Note shall be treated as the owner of it for all purposes, subject to the terms of the Indenture.

(14)         Unclaimed Funds.  If funds for the payment of principal, interest, premium or Additional Amounts remain unclaimed for one year, the Trustee and the Paying Agents will repay the funds to the Issuer at its written request.  After that, all liability of the Trustee and such Paying Agents with respect to such funds shall cease.

(15)         Legal Defeasance and Covenant Defeasance.  The Issuer may be discharged from its obligations under the Indenture and the Notes except for certain provisions thereof (“Legal Defeasance”), and may be discharged from its obligations to comply with certain covenants contained in the Indenture (“Covenant Defeasance”), in each case upon satisfaction of certain conditions specified in the Indenture.

(16)         Amendment; Supplement; Waiver.  Subject to certain exceptions specified in the Indenture, the Indenture or the Notes may be amended or supplemented with the consent of the holders of a majority in principal amount of such Notes then outstanding, and, subject to certain exceptions, any past default or compliance with any provisions of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of such Notes then outstanding.

(17)         Restrictive Covenants.  The Indenture imposes certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to incur additional Indebtedness, make certain distributions and Restricted Payments, create certain Liens, enter into certain transactions with Affiliates and third parties, make certain Asset Dispositions, and consummate certain mergers, consolidations and amalgamations or sales of all or substantially all assets.  The limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations.

(18)         Successors.  When a successor assumes all the obligations of its predecessor under the Notes and the Indenture in accordance with the terms of the Indenture, the predecessor will be released from those obligations.

(19)         Defaults and Remedies.  If an Event of Default (other than an Event of Default specified in clause (7) of Section 6.1 of the Indenture) occurs and is continuing, the Trustee by notice to the Issuer or the holders of at least 25% in principal amount of the outstanding Notes may declare all the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture.  Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it.  The Indenture permits, subject to certain limitations therein provided, holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default in payment of principal, premium, interest and Additional Amounts, if any, including an accelerated payment) if and so long as the Trustee in good faith determines that withholding such notice is in their interest.

(20)         Trustee Dealings with Issuer.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

(21)         No Recourse Against Others.  No director, officer, employee, or stockholder of the Issuer, any Guarantor or any Restricted Subsidiary, as such, shall have any liability for any obligations of the Issuer, any Guarantor or any Restricted Subsidiary under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each holder of the Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

(22)         Authentication.  This Note shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on this Note.

(23)         Abbreviations and Defined Terms.  Customary abbreviations may be used in the name of a holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).  Unless otherwise defined herein, terms defined in the Indenture are used herein as defined therein.

(24)         ISIN and CUSIP Numbers.  The Issuer will cause ISINs and CUSIPs and/or other similar numbers to be printed on the Notes.  No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

(25)         Governing Law.  The Indenture and the Notes, and the rights and duties of the parties hereunder and thereunder, shall be governed by, and construed in accordance with, the laws of the State of New York, other than as provided in Section 11.4 of the Indenture.

(26)         Acknowledgment of Remedies.  Each of the parties acknowledges, recognizes and affirms that in the event the amounts due with respect to the Notes at maturity are not fully paid off by the Issuer or Guarantors at maturity in accordance with the terms contained herein, money damages in connection with such breach shall be inadequate.  Accordingly, the parties agree that the holders shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the obligations of the Issuer and the Guarantors hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), without any requirement to show evidence of injury or detriment to such holder arising from such failure to pay.  The Issuer and each Guarantor agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Indenture, and hereby waives (x) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, (y) any requirement under law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief and (z) any requirement that any holder make a showing of irreparable harm.

[(27)       Deutsche Bank Trust Company Americas to Hold Note. [•], as beneficial holder of this Note, hereby directs and instructs Deutsche Bank Trust Company Americas, as Trustee, to hold this Note on his/her behalf until the Maturity Date or until such time as he/she instructs the Trustee in writing to deliver this Note to him/her at such address as he/she shall provide.] (5)

(5) Include for Registered Definitive Note to be held by Trustee.

ASSIGNMENT FORM

To assign this Note fill in the form below:

I or we assign and transfer this Note to                                                     (Print or type assignee’s name, address and zip code) (Insert assignee’s social security or tax I.D. No.)

and irrevocably appoint                                                                           agent to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:

Your Signature:

[Sign exactly as your name appears on the other side of this Note.]

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The initial principal amount at maturity of this Note shall be $                   .  The following decreases/increases in the principal amount at maturity of this Note have been made:

Date of Decrease/ Increase	Decrease in Principal Amount at Maturity	Increase in Principal Amount at Maturity	Total Principal Amount at Maturity Following such Decrease/ Increase	Notation Made by or on Behalf of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.9 or Section 4.14 of the Indenture, check the appropriate box:

Section 4.9 [     ] Section 4.14 [     ]

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.9 or Section 4.14 of the Indenture, state the amount: $

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)